Exhibit 10.11

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

Award Number:

Award Date	Target Number of Performance-Based Units	Performance Period

THIS CERTIFIES THAT UnitedHealth Group Incorporated has on the Award Date specified above granted to

«Name»

(“Participant”) an award (the “Award”) to be eligible to receive a number of Performance-Based Restricted Stock units (the “Performance-Based Restricted Stock Units”), the target number of which is indicated above in the box labeled “Target Number of Performance-Based Units,” each Performance-Based Restricted Stock Unit representing the right to receive one share of UnitedHealth Group Incorporated Common Stock, $.01 par value per share (the “Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Award and the UnitedHealth Group Incorporated 2002 Stock Incentive Plan (the “Plan”). A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan. This Award is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4) of the Code.

* * * * *

1. Rights of the Participant with Respect to the Performance-Based Restricted Stock Units.

(a) No Shareholder Rights. The Performance-Based Restricted Stock Units granted pursuant to this Award do not and shall not entitle Participant to any rights of a shareholder of Common Stock. The rights of Participant with respect to the Performance-Based Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the Performance-Based Restricted Stock Units lapse, in accordance with Section 2, 3 or 4.

(b) Conversion of Performance-Based Restricted Stock Units; Issuance of Common Stock. No shares of Common Stock shall be issued to Participant prior to the date on which the Performance-Based Restricted Stock Units vest, and the restrictions with respect to the Performance-Based Restricted Stock Units lapse, in accordance with Section 2, 3 or 4. Neither this Section 1(b) nor any action taken pursuant to or in accordance with this Section 1(b) shall be construed to create a trust of any kind. After any Performance-Based Restricted Stock Units vest pursuant to Section 2, 3 or 4, the Company shall promptly cause to be issued shares of Common Stock in book-entry form, registered in Participant’s name or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, in payment of such vested whole Performance-Based Restricted Stock Units, but in any event, within the period ending on March 15th of the year following the year in which the vesting event occurs (which payment schedule is intended to comply with the “short-term deferral” exemption from the application of Section 409A of the Code), unless such payment is deferred in accordance with the terms and conditions of the Company’s non-qualified compensation deferral plans. The value of any fractional Performance-Based Restricted Stock Unit shall be paid in cash at the time shares of Common Stock are delivered to Participant in payment of the Performance-Based Restricted Stock Units.

2. Vesting. Subject to the terms and conditions of this Award, including without limitation the terms set forth in Attachment 1, the Performance-Based Restricted Stock Units shall vest and the restrictions with respect to the Performance-Based Restricted Stock Units shall lapse (i) if Participant has remained continuously employed with the Company or any Affiliate from the Award Date through and including the end of the Performance Period, and (ii) if and to the extent the Performance Vesting Criteria described in Attachment 1 have been achieved during the Performance Period. Regardless of whether Participant meets the continuous employment or service criterion described in subpart (i) of this Section 2, if and to the extent the Performance Vesting Criteria have not been achieved, the Participant’s rights to the Performance-Based Restricted Stock Units shall be immediately and irrevocably forfeited on that date. The Committee will determine in its sole discretion and certify in accordance with the requirements of Section 162(m) of the Code the extent, if any, to which the Performance Vesting Criteria have been met, and it will retain sole discretion to reduce the number of Performance-Based Restricted Stock Units that would otherwise vest as a result of the performance measured against the Performance Vesting Criteria. The Committee may not increase the number of Performance-Based Restricted Stock Units that may vest as a result of the performance as measured against the Performance Vesting Criteria. Any vesting that may occur pursuant to this Section 2 will be effective on the date on which the Committee has certified the extent to which the Performance Vesting Criteria in subpart (ii) of this Section 2 were satisfied.

3. Early Vesting Upon Change in Control. Notwithstanding the other vesting provisions contained in Section 2, but subject to the other terms and conditions set forth herein, upon the effective date of a Change in Control, then the Target Number of Performance-Based Restricted Stock Units described in this Award will become immediately and unconditionally vested, and the restrictions with respect thereto shall lapse. For purposes of this Award, a “Change in Control” shall mean the sale of all or substantially all of the Company’s assets or any merger, reorganization, or exchange or tender offer which, in each case, will result in a change in the power to elect 50% or more of the members of the Board of Directors of the Company.

4. Termination of Employment.

(a) Termination of Employment Generally. Subject to the provisions of this Section 4, if, prior to vesting of the Performance-Based Restricted Stock Units pursuant to Section 2 or 3, Participant ceases to be an employee of the Company or any Affiliate, for any reason (voluntary or involuntary), then Participant’s rights to all of the unvested Performance-Based Restricted Stock Units shall be immediately and irrevocably forfeited on the date of termination.

(b) Death or Permanent Long-Term Disability. If Participant dies while employed by the Company or any Affiliate, or if Participant’s employment by the Company or any Affiliate is terminated due to Participant’s failure to return to work as the result of a permanent long-term disability which renders Participant incapable of performing his or her duties as determined under the provisions of the Company’s long-term disability program applicable to Participant, then following the end of the Performance Period, if and to the extent the Committee, in accordance with Section 2 above, determines that some number of Performance-Based Restricted Stock Units will vest and the restrictions with respect thereto will lapse, Participant will vest in a pro rata number of Performance-Based Restricted Stock Units, and the restrictions with respect thereto will lapse. Such pro rationing shall be based on the number of full months of the Performance Period that Participant was employed prior to the date of death or termination.

(c) Severance. If Participant’s employment ends and in connection with that separation from employment the Company pays the Participant severance benefits pursuant to an employment agreement with Participant that is in effect on the date of this Award or pursuant to any Company severance policy, plan or program in effect on the date of termination, then following the end of the Performance Period, if and to the extent the Committee, in accordance with Section 2 above, determines that some number of Performance-Based Restricted Stock Units will vest and the restrictions with respect thereto will lapse, Participant will vest in a pro rata number of Performance-Based Restricted Stock Units, and the restrictions with respect thereto will lapse. Such pro rationing shall be based on the number of full months of the Performance Period that Participant was employed prior to the date of termination.

5. Restriction on Transfer. Participant may not transfer the Performance-Based Restricted Stock Units except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules promulgated thereunder. Any attempt to otherwise transfer the Performance-Based Restricted Stock Units shall be void.

6. Forfeiture of Performance-Based Restricted Stock Units and Shares of Common Stock. This section sets forth circumstances under which Participant shall forfeit all or a portion of the Performance-Based Restricted Stock Units, or be required to repay the Company for the value realized in respect of all or a portion of the Performance-Based Restricted Stock Units.

(a) Violation of Restrictive Covenants. If Participant violates any provision of the Restrictive Covenants set forth in Section 7 below, then any unvested Performance-Based Restricted Stock Units shall be immediately and irrevocably forfeited without any payment therefor. In addition, for any Performance-Based Restricted Stock Units that did vest, whether before or after Participant’s employment terminated, the Participant shall be required, upon demand, to repay or otherwise reimburse the Company (including by forfeiting any deferred compensation credits in respect of such Performance-Based Restricted Stock Units under the Company’s non-qualified compensation deferral plans) an amount having a value equal to the aggregate Fair Market Value of the shares of Common Stock underlying such Performance-Based Restricted Stock Units on the date the Performance-Based Restricted Stock Units became vested.

(b) Fraud or Misconduct. If the Committee determines that: (i) the Participant has engaged in fraud or Misconduct that, in whole or in part, caused the need for a material restatement of the Company’s consolidated financial statements, (ii) the Performance Vesting Criteria were met was based, in whole or in part, on achievement of financial results that were restated in connection with the restatement of the Company’s consolidated financial statements, and (iii) the number of Performance-Based Restricted Stock Units in which Participant vested would have been less if that number had been based on the restated consolidated financial statements, then any Performance-Based Restricted Stock Units that have not yet been settled in shares of Common Stock (including any deferred compensation credits under the Company’s non-qualified compensation deferral plans in respect of Performance-Based Restricted Stock Units that have previously become vested) shall be immediately and irrevocably forfeited without any payment therefore. In addition, for any Performance-Based Restricted Stock Units that did vest, Participant shall be required, upon demand, to repay or otherwise reimburse the Company (including by forfeiting any deferred compensation credits in respect of such Performance-Based Restricted Stock Units under the Company’s non-qualified compensation deferral plans) an amount having a value equal to the aggregate Fair Market Value of the shares of Common Stock underlying such Performance-Based Restricted Stock Units on the date the Performance-Based Restricted Stock Units became vested. For the avoidance of doubt, a Participant shall be required to repay the full amount of the aggregate Fair Market Value of any such Common Stock, and not just the amount by which the amount of the aggregate Fair Market Value of the Common Stock underlying the Performance-Based Restricted Stock Units that vested exceeded the amount of the aggregate Fair Market Value of the Common Stock underlying the number of Performance-Based Restricted Stock Units that would have vested based on the corrected and restated financial results. For purposes of this Section 6(b), “Misconduct” shall mean a Participant’s (a) violation of, or failure to act upon or report known or suspected violations of, the Company’s Principles of Ethics and Integrity, or (b) commission of any illegal, fraudulent, or dishonest act or gross negligent or intentional misrepresentation in connection with the Participant’s employment.

(c) In General. This section does not constitute the Company’s exclusive remedy for Participant’s violation of the Restrictive Covenants or commission of fraud or Misconduct. The Company may seek any additional legal or equitable remedy, including injunctive relief, for any such violations. The provisions in this section are essential economic conditions to the Company’s grant of Performance-Based Restricted Stock Units to Participant. By receiving the grant of Performance-Based Restricted Stock Units hereunder, Participant agrees that the Company may deduct from any amounts it owes Participant from time to time (such as wages or other compensation, deferred compensation credits, vacation/PTO pay, any severance or other payments owed following a termination of employment, as well as any other amounts owed to the Participant by the Company) to the extent of any amounts Participant owes the Company under this section. The provisions of this section and any amounts repayable by Participant hereunder are intended to be in addition to any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable law.

7. Restrictive Covenants. In consideration of the terms of this Award and Participant’s access to Confidential Information, Participant agrees to the Restrictive Covenants set forth below. For purposes of the Restrictive Covenants, the “Company” means UnitedHealth Group and all of its Affiliates.

(a) Confidential Information. Participant has or will be given access to and provided with sensitive, confidential, proprietary and/or trade secret information (collectively, “Confidential Information”) in the course of Participant’s employment. Examples of Confidential Information include inventions, new product or marketing plans, business strategies and plans, merger and acquisition targets, financial and pricing information, computer programs, source codes, models and data bases, analytical models, customer lists and information, and supplier and vendor lists and information. Participant agrees not to disclose or use Confidential Information, either during or after Participant’s employment with the Company, except as necessary to perform Participant’s duties or as the Company may consent in writing.

(b) Non-Solicitation. During Participant’s employment and for two years after the later of (i) the termination of Participant’s employment for any reason whatsoever, or (ii) the date on which any number of Performance-Based Restricted Stock Units vests under Sections 2, 3 or 4, Participant may not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity:

(i)

Solicit any business competitive with the Company from any person or entity who (a) was a Company provider or customer within the 12 months before Participant’s employment termination and with whom Participant had contact to further the Company’s business, or for whom Participant provided services or supervised employees who provided those services, or (b) was a prospective provider or customer the Company solicited within the 12 months before Participant’s employment termination and with whom

Participant had contact for the purposes of soliciting the person or entity to become a provider or customer of the Company, or supervised employees who had those contacts.

(ii)	Hire, employ, recruit or solicit any Company employee or consultant.

(iii)	Induce or influence any Company employee, consultant, or provider to terminate his, her or its employment or other relationship with the Company.

(iv)	Assist anyone in any of the activities listed above.

(c) Non-Competition. During Participant’s employment and for one year after the later of (i) the termination of Participant’s employment for any reason whatsoever, or (ii) the date on which any number of Performance-Based Restricted Stock Units vests under Sections 2, 3 or 4, Participant may not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity:

(i)	Engage in or participate in any activity that competes, directly or indirectly, with any Company product or service that Participant engaged in, participated in, or had Confidential Information about during Participant’s employment.

(ii)	Assist anyone in any of the activities listed above.

(d) Because the Company’s business competes on a nationwide basis, the Participant’s obligations under this “Restrictive Covenants” section shall apply on a nationwide basis anywhere in the United States.

(e) To the extent Participant and the Company agree at any time to enter into separate agreements containing restrictive covenants with different or inconsistent terms than those contained herein, Participant and the Company acknowledge and agree that such different or inconsistent terms shall not in any way affect or have relevance to the Restrictive Covenants contained herein.

By accepting this Performance-Based Restricted Stock Units Award, Participant agrees that the provisions of this Restrictive Covenants section are reasonable and necessary to protect the legitimate interests of the Company.

8. Adjustments to Performance-Based Restricted Stock Units. In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Common Stock would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Award (including, without limitation, the benefits or potential benefits of provisions relating to the vesting of the Performance-Based Restricted Stock Units), the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, make adjustments to the Award, including adjustments in the number and type of shares of Common Stock Participant would have received upon vesting of the Performance-Based Restricted Stock Units; provided, however, that the number of shares into which the Performance-Based Restricted Stock Units may be converted shall always be a whole number.

9. Tax Matters.

(a) In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.

(b) On any pertinent vesting date described in this Award, Participant will be deemed to have elected to satisfy Participant’s minimum required federal, state, and local payroll, withholding, income or other tax withholding obligations arising from the receipt of shares or the lapse of restrictions relating to the Performance-based Restricted Stock Units, by having the Company withhold a portion of the shares of Common Stock otherwise to be delivered having a Fair Market Value equal to the amount of such taxes (but only to the extent of the minimum amount required to be withheld under applicable laws or regulations), unless, on or before the applicable vesting date, Participant notifies the Company that Participant has elected, and makes appropriate arrangements, to deliver cash, check (bank check, certified check or personal check) or money order payable to the Company.

10. Miscellaneous.

(a) This Award does not confer on Participant any right with respect to the continuance of any relationship with the Company or any Affiliate, nor will it interfere in any way with the right of the Company to terminate such relationship at any time.

(b) Neither the Plan nor this Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.

(c) The Company shall not be required to deliver any shares of Common Stock upon the vesting of any Performance-Based Restricted Stock Units until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable have been and continue to be satisfied (including an effective registration of the shares under federal and state securities laws).

(d) An original record of this Award and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Award and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

(e) If a court or arbitrator decides that any provision of this Award certificate is invalid or overbroad, Participant agrees that the court or arbitrator should narrow such provision so that it is enforceable or, if narrowing is not possible or permissible, such provision should be considered severed and the other provisions of this Award certificate should be unaffected.

(f) Participant agrees that (i) legal remedies (money damages) for any breach of the Restrictive Covenants in Section 7 will be inadequate, (ii) the Company will suffer immediate and irreparable harm from any such breach, and (iii) the Company will be entitled to injunctive relief from a court in addition to any legal remedies the Company may seek in arbitration.

(g) The Restrictive Covenants in Section 7 and the provisions regarding the forfeiture of Performance-Based Restricted Stock Units and shares of Common Stock shall survive termination of the Performance-Based Restricted Stock Units.

(h) The validity, construction and effect of this Award and any rules and regulations relating to this Award shall be determined in accordance with the laws of the State of Minnesota (without regard to its conflict of law principles).

(i) The vesting and settlement of Performance-Based Restricted Stock Units pursuant to this Award is intended to qualify for the “short-term deferral” exemption from Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award certificate to ensure that the Award is made in a manner that qualifies for exemption from or complies with Section 409A of the Code; provided however, that the Company makes no representations that the Award will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to this Award.